Exhibit 4.1

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of August 17, 2021, between W. R. Grace & Co.-Conn, a Connecticut corporation (the “Company”) and Wilmington Trust, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Guarantors party thereto have heretofore executed and delivered to the Trustee (1) an indenture dated September 16, 2014 (the “Base Indenture”), (2) a first supplemental indenture, dated as of September 16, 2014 (the “First Supplemental Indenture”), providing for the issuance of the 5.125% Notes due 2021 and the 5.625% Notes due 2024 (the “2024 Notes”) and the accession of certain Guarantors party thereto, (3) a second supplemental indenture, dated as of April 3, 2018 (the “Second Supplemental Indenture”), providing for the accession and release of certain Guarantors (as defined in the Indenture) and (4) a third supplemental indenture, dated as of June 26, 2020 (the “Third Supplemental Indenture” and, together with the First Supplemental Indenture and the Second Supplemental Indenture, collectively, the “Supplemental Indentures”; and the Base Indenture, as amended, supplemented or otherwise modified by the Supplemental Indentures, as applicable, the “Indenture”), providing for the issuance of the 4.875% Notes due 2027 (the “2027 Notes” and, together with the 2024 Notes, collectively the “Notes”).

WHEREAS, $300,000,000 aggregate principal amount of the 2024 Notes is currently outstanding;

WHEREAS, $750,000,000 aggregate principal amount of the 2027 Notes is currently outstanding;

WHEREAS, on July 12, 2020, the Company redeemed all of the 5.125% Notes due 2021;

WHEREAS, W. R. Grace & Co. (the “Parent”) has entered into that certain Agreement and Plan of Merger, dated as of April 26, 2021, by and among the Parent, W. R. Grace Holdings LLC (“Grace Holdings”), a Delaware limited liability company and wholly owned subsidiary of Standard Industries Holdings Inc., and Gibraltar Merger Sub Inc., a newly formed Delaware corporation and wholly owned subsidiary of Grace Holdings (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Parent (the “Merger”), with the Parent surviving the Merger as a wholly owned subsidiary of Grace Holdings;

WHEREAS, in connection with the Merger, Grace Holdings has issued an Offering Memorandum and Consent Solicitation Statement, dated as of August 3, 2021 (the “Offering Memorandum and Consent Solicitation Statement”), pursuant to which Grace Holdings has offered to exchange (the “Exchange Offer”) any and all outstanding Notes for notes issued by Grace Holdings, and Grace Holdings and the Company have solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture, as applicable, provides that, the Indenture or the Notes of any series may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes of such series (the “Requisite Consents”) (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, the Notes);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Fourth Supplemental Indenture for the purpose of amending certain provisions of the Indenture and the Notes, as permitted by Section 9.02 of the Indenture;

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes of each series, all as certified by an Officers’ Certificate (as defined in the Indenture) delivered to the Trustee simultaneously with the execution and delivery of this Fourth Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fourth Supplemental Indenture an Opinion of Counsel (as defined in the Indenture) relating to this Fourth Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Company has satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Fourth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO BASE INDENTURE, SUPPLEMENTAL INDENTURES AND NOTES

Section 1.1 Amendments to Articles VI and X of the Base Indenture. The Indenture is hereby amended by deleting the following Articles, Sections or clauses of the Base Indenture in respect of the Notes and all references and definitions related thereto in their entirety:

Sections 6.01 (3) through (8) (Defaults and Remedies); and
Article X (Guarantee).

Section 1.2 Amendments to First Supplemental Indenture and Third Supplemental Indenture. The First Supplemental Indenture is hereby amended by deleting the following Articles, Sections or clauses of such First Supplemental Indenture and all references and definitions related thereto in their entirety:

Section 4.03 (Reports);
Section 4.05 (Existence);
Section 4.06 (Limitations on Liens);
Section 4.07 (Limitations on Sale and Leaseback Transactions);
Section 4.08 (Exemption from Limitations on Sale and Leaseback Transactions);
Section 4.09 (Repurchase at the Option of Holders upon a Change of Control Triggering Event);

Section 4.10 (Additional Guarantees); and
Article 10 (Guarantees).

The Third Supplemental Indenture is hereby amended by deleting the following Articles, Sections or clauses of such Third Supplemental Indenture and all references and definitions related thereto in their entirety:

Section 4.03 (SEC Reports);
Section 4.05 (Existence);
Section 4.06 (Limitations on Liens);
Section 4.07 (Limitations on Sale and Leaseback Transactions);
Section 4.08 (Exemption from Limitations on Sale and Leaseback Transactions);
Section 4.09 (Repurchase at the Option of Holders upon a Change of Control Triggering Event);
Section 4.10 (Additional Guarantees);
Sections 6.01(a)(3) through (8) (Defaults and Remedies); and
Article 10 (Guarantees).

Section 1.3 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Fourth Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Fourth Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Fourth Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 2.3 Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 2.4 Counterpart. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.5 Performance by DTC, Euroclear or Cede & Co. Neither the Company nor the Trustee shall have any responsibility for the performance of DTC, Euroclear or Cede & Co., or any of their participants, direct or indirect, of their respective obligations under the rules and procedures governing their operations.

Section 2.6 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.7 Governing Law. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

Section 2.8 Provisions for the Sole Benefit of Parties and Holders. Nothing in the  Indenture, as supplemented, amended and modified by this Fourth Supplemental Indenture, or in the Notes, expressed or implied, is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Trustee, the Paying Agent and the registered owners of the Notes, any legal or equitable right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in the Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company, the Trustee, the Paying Agent and the registered owners of the Notes.

Section 2.9 Effectiveness. The provisions of this Fourth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding anything herein to the contrary, the amendments to the Indenture set out in Article 1 of this Fourth Supplemental Indenture shall become operative only upon the Settlement Date of the Consent Solicitations and the related Exchange Offers (each, as defined in the Offering Memorandum and Consent Solicitation Statement), with the result that such amendments shall be deemed to be revoked retroactive to the date hereof if such Settlement Date (as defined in the Offering Memorandum and Consent Solicitation Statement) shall not occur. As a consequence of the amendments effected hereby, the guarantees of the Guarantors will be terminated and shall be of no further force or effect as of the Settlement Date, and the Guarantors will be released from all obligations under the Indenture, the Notes and such guarantees, as of the Settlement Date. The Company shall notify the Trustee in writing (which may be by email) promptly after the occurrence of such Settlement Date and the related Exchange Offers or promptly after the Company shall determine that such Settlement Date will not occur; provided that any failure of the Company to notify the Trustee pursuant to this sentence, or any defect in such notice, (i) shall not constitute a Default or Event of Default under the Indenture, as applicable and (ii) shall not, in any way impair or affect the validity or effectiveness of this Fourth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first written above.

Dated: August 17, 2021

W. R. GRACE & CO.-CONN.

By:	/s/ Cherée Johnson
Name:	Cherée Johnson
Title:	SVP - General Counsel & Corporate Secretary

Signature Page to Fourth Supplemental Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Banking Officer

Signature Page to Fourth Supplemental Indenture